EXHIBIT 23

Vavrinek, Trine, Day & Co., LLP Certified Public Accountants & Consultants	VALUE THE DIFFERENCE

INDEPENDENT AUDITORS CONSENT

We consent to the incorporation by reference of our report dated January 30, 2004 on our audits of the consolidated financial statements of Heritage Oaks Bancorp and Subsidiaries as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, appearing in this Annual Report on Form 10-KSB.

/s/ Vavrinek, Trine, Day & Co., LLP
Rancho Cucamonga, California
March 18, 2004

8270 Aspen Street  Rancho Cucamonga, CA 91730  Tel: 909.466.4410  Fax: 909.406.4431  www.vtdcpa.com
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